UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 25, 2005 (October 20, 2005)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1. Registrant’s Business and Operations.

Item 1.01. Entry into a Material Definitive Agreement - Adoption of Retirement Policy

U.S. Energy Corp. (“USE”) and its subsidiary Crested Corp. (“Crested”) have adopted retirement policies as of October 20, 2005. These policies include a mandatory retirement age of 70 unless each Board requests the services of officers or employees past that age. Employees and officers are eligible for retirement after the sum of their years of service with the USE and Crested plus their age total 70. Additionally the Board approved a retirement benefit for the Chairman/CEO, President/COO, CFO/Treasurer, Senior Vice President, General Counsel and Employee Board Members on the Executive Committee. Under the terms of the executive retirement plan, the named officers are to receive 50% of their base cash pay or the average annual pay, less all bonuses, received over the last five years of their employment which ever is greater. This benefit for executives is to be paid for 5 years following retirement. In return for this benefit, the retired executive officer will be available to USE and Crested for up to 1,040 hours per year for consulting or any other services the Board deems needed. This retirement benefit can be extended beyond the five year period at the discretion of the Board of the respective corporation.

Section 8 Other Events

Item 8.01. Other Events - Uranium Mill, and Mineral Properties

Estimated Replacement Value of the Shootaring Canyon (Utah) Uranium Mill.

USE and Crested have received an independent Technical Review and Valuation of its Shootaring Canyon Uranium Mill (“Shootaring Mill”), located in Garfield County, Utah. The July 2005 report, by Behre Dolbear & Company (USA), Inc. of Denver, Colorado (“BDC”), concludes that the replacement cost value of the Shootaring Mill has been determined by BDC to be $80.5 million.

The Shootaring Canyon Mill is owned 100% by Plateau Resources Ltd., a wholly-owned subsidiary of USE. Crested has assumed 50% of Plateau’s obligation and is entitled to 50% of the cash flows from the Plateau properties and assets. The Shootaring Mill is one of only four remaining licensed uranium mills in the United States. The amendment of USEG’s State of Utah by-product material license, which is currently on standby status, is in progress for full operational status.

The Shootaring Mill was the last uranium mill built (in the early 1980s) in the United States. The BDC report analyzed the current replacement value of the Shootaring Mill at $80.5 million. Further, BDC estimated capital expenditures to upgrade the Shootaring Mill and tailings facility for uranium processing to be $31.2 million. BDC also estimated that the costs to add a vanadium circuit that could produce an estimated 3.9 million lbs of vanadium (V2O6) annually to be $18.8 million. The companies are seeking financing for the upgrade and additional circuit; a minimum of approximately 24 months would be required to complete the work.

USE and Crested have been active in the acquisition of properties prospective for uranium to provide feed to the Shootaring Mill. To provide immediate feed for the start-up of the Shootaring Mill, USE and Crested own a stockpile of approximately 100,000 tons of mineralized material at the Shootaring Mill site with an average grade of about 0.12% U3O8.

USE and Crested currently hold over 33,000 acres of mineral claims and leases and owns historical libraries/data covering several mines and exploration areas in Utah, Colorado, Arizona and Wyoming. These properties range from exploration to pre-production status. The property locations include the prolific historic producing areas of Lisbon Valley in San Juan County, Utah, properties in Colorado and the Arizona Strip area of Mohave County, Arizona, where high grade ‘Breccia Pipe’ uranium mines operated in the early 1980s. Extensive and highly prospective land holdings have also been acquired in the Henry Mountains area, within 20 - 40 miles of the Shootaring Mill.

USE and Crested have estimated that upon completion of the upgrade and added circuit work, uranium from the Utah and Colorado properties could be produced at the Shootaring Mill for less than $25 per lb. assuming a 0.25% U3O8 average grade, and vanadium for less than $8 per lb. assuming an average grade of 0.75% V2O5, with full capital cost recovery in both cases. Actual production costs will depend upon the upgrade and added circuit expenses, and upon other costs (transportation, labor, power, and materials) as incurred. Production costs may vary considerably from the estimates.

Except for the lower grade mineralized material which has been stockpiled at the Shootaring Mill for over ten years, the grades of materials controlled at other properties in the vicinity have not been determined. Until such grades have been established with drilling and testing, and a feasibility study completed on the properties to determine the economics of running the Shootaring Mill to process these materials, it cannot be determined if the properties contain any uranium reserves. In any event, the feasibility of the mines, and therefore of operating the Shootaring Mill, will be dependent on sustained high prices for uranium concentrates, and the grade of material available for processing being economic at such prices.

Drilling Results on Sheep Mountain (Wyoming) Uranium Property

USE and Crested report encouraging results from the recent drilling program on the Sheep Mountain uranium project in Fremont County, Wyoming. This project is in the joint venture with Uranium Power Corp. (50% owned by USE and Crested, and 50% by UPC). As a result of the drilling program, the joint venture intends to immediately initiate a pre-feasibility study on a potential open pit - heap leach operation, as well as a full resource study on the Sheep Mountain project.

Fifteen holes have been completed (a total of 8,862 feet). The main target zone is an under-explored roll front system, which has been named the “58 Sand” and is located approximately ½ mile north of the main Sheep 1 and 2 mines (currently on care and maintenance status). This system dips to the south, towards the Sheep mines, and forms a stratigraphically deeper horizon than the defined mineralization at the Sheep mines.

Earlier drilling by a previous operator had resulted in the following intersections in this sand:

S16-58   8.0 feet @ 0.81% eU3O8
S16-59  10.0 feet @ 0.31% eU3O8
S16-233 13.0 feet @ 1.49% eU3O8
S16-270  9.0 feet @ 0.65% eU3O8

The recent drilling has successfully outlined continuity of mineralization within the front over a strike length of greater than one mile, with grades and thicknesses consistent with those observed at the Sheep mines. Intersections in the 58 Sand from the current drill program include the following:

SM16-1006 6.5 feet @ 0.21% eU3O8
SM16-1010 7.5 feet @ 0.13% eU3O8

A second objective of the drilling program was to test the extent and grades of shallow mineralization in what is known as the Congo Pit area. This is the up dip extension of the main Sheep Mountain mineralization, where the dip and the topography combine to bring the zone close to surface. Intersections obtained in this zone during the current program include:

SM16-1004  5.5 feet @ 0.22% eU3O8
SM16-1005 11.5 feet @ 0.08% eU3O8
SM16-1009  6.5 feet @ 0.12% eU3O8
SM16-1015  2.5 feet @ 0.23% eU3O8
SM16-1023  3.0 feet @ 8.04% eU3O8
SM16-1025 19.0 feet @ 0.05% eU3O8
SM16-1016  8.5 feet @ 0.50% eU3O8
SM16-1017  3.5 feet @ 0.18% eU3O8

These grades and thicknesses confirm, and in some instances improve, the average grade of the previously drilled shallow mineralization, which earlier operators estimated to be 0.12% U3O8.

The newly drilled-out 58 Sand may add to the historic uranium resources previously identified by the drilling of approximately 1250 holes on the property by previous operators. In addition, the 2005 drilling has confirmed the presence of a potential open pit resource at the north end of the project.

The companies report that the objectives of the 2005 drilling program have been met, i.e., to map out the deep 58 Sand, and indicate the potential for a shallow open pit operation. The joint venture now plans to move immediately to the generation of a full resource study for the Sheep Mountain project by independent consultants. This will involve the digitization of the 1250 drill holes for the project and the hiring of an engineering firm to complete the study. In addition, the joint venture plans to conduct a pre-feasibility study on a possible open pit - heap leach operation in the Congo Pit area, again with the use of an independent engineering firm.

Concerning the Uranium Mill and the Uranium Properties Generally

Feasibility studies have not been obtained on any of the companies’ uranium/vanadium properties. These studies would establish the economic viability, or not, of the different properties based on extensive drilling and sampling, the design and costs to build and operate the Shootaring Mill (for the Utah and Arizona properties), the cost of capital, and other factors. Feasibility studies can take many months to complete. These studies are conducted by professional third party consulting and engineering firms, and will have to be completed, at considerable cost, to determine if the deposits contain proved reserves (amounts of minerals in sufficient grades that can be extracted profitably under current pricing assumptions for development and operating costs and commodity prices). A feasibility study usually must be completed in order to raise the substantial capital needed to put a property into production. We have not established any reserves (economic deposits of mineralized materials) on any of our uranium/vanadium properties, and future studies may indicate that some or all of the properties will not be economic to put into production. Pre-feasibility studies, and resource studies, are the initial steps which must be taken before a full feasibility study can be prepared.

There is no operating uranium mill near Sheep Mountain. The ultimate economics of mining the Sheep Mountain properties through underground mining will depend on access to a mill or sufficiently high uranium oxide prices to warrant shipments to faraway mills. However, we are investigating the potential to mine portions of the deposit by open pit methods with heap leach extraction of the contained uranium.

Gold Property (California)

On October 21, 2005, Sutter Gold Mining Inc. (“Sutter Gold”, a subsidiary of the companies), received approval of their Waste Discharge Permit application from the California Central Valley Regional Water Quality Control Board. Approval of the Waste Discharge Permit will allow Sutter Gold to construct waste piles, use mill tailings for mine back fill and expand its mining operations at the companies Sutter Gold Project, located close to Sutter Creek, California. The Waste Discharge Permit is the final major permit other than permits to construct the mill and related infrastructure that may be required by Amador County for the project.

The companies report that a newly compiled review of documentation of historic gold production from properties to the north and south of the Sutter Gold Project shows that between 1857 and 1951 a total of 2,350,096 ounces of gold were produced from ten historic mines to the north and south of the Project. The detailed report was completed by Mark Payne, the consulting geologist to Sutter Gold and a Qualified Person as defined by Canadian NI 43-101. Mr. Payne is a registered Geologist in California (#7067), and a Qualified Person as defined in Canada’s National Instrument 43-101, “Standards of Disclosure for Mineral Projects.”

The report indicates the potential of Sutter Gold’s project. The 2.3 million ounces of gold production came from zones ranging from the surface to 4,500 feet vertical depth. Production was halted in most of the ten mines because of the Second World War, not because they ran out of ore. The report indicates that these very productive mines chased veins to seven times the depth of Sutter Gold’s present workings.

The areas of large historic gold production are found at the north and south ends of the Sutter Gold Project area, bracketing a one-mile long portion of the Mother Lode Belt with no historic gold production, and which hosts Sutter Gold’s Lincoln and Comet Zones. The Lincoln and Comet Zones were blind discoveries that did not outcrop at surface, and which represent the first significant new gold discoveries made along the Mother Lode Belt in the last 50 years, that are unrelated to past-producing mines. We believe there is excellent potential for continued new discoveries within the area of the Lincoln and Comet Zones, both near the surface and at depth.

The Sutter Gold Project is situated on a contiguous 535-acre block of mining claims 45 miles east-southeast of Sacramento, Calif., in the central part of the 121-mile-long Mother Lode gold belt. The Sutter Gold project has been the subject of considerable modern exploration activity, most of it centering on the Lincoln and Comet zones, which are adjacent to each other. A total of 85,085 feet of drilling has been accomplished in 190 diamond drill holes; modern underground development consists of a 2,850-foot declined ramp with 2,400 feet of crosscuts plus five raises.

The profitable mining and processing of gold will depend on many factors, including receipt of final permits and keeping in compliance with permit conditions; delineation through extensive drilling and sampling of sufficient volumes of mineralized material, with sufficient grades, to make mining and processing economic over time; continued sustained high prices for gold; and obtaining the capital required to initiate and sustain mining operations and build and operate a gold processing mill. A feasibility study likely will be required to obtain the capital necessary to put the mine into production and build a gold processing mill.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: October 25, 2005	By:	/s/Mark J. Larsen
Mark J. Larsen, President